Gossamer Bio Announces Appointment of John Quisel, J.D., Ph.D., to its Board of Directors

SAN DIEGO — (BUSINESS WIRE) — November 29, 2023 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH), today announced the appointment of John Quisel, J.D., Ph.D., President and CEO of Disc Medicine, to its Board of Directors.
“Today, we are thrilled to announce that Dr. John Quisel has joined the Gossamer team," said Faheem Hasnain, Chairman, Co-Founder and CEO of Gossamer Bio. “Not only is Dr. Quisel a recognized industry leader with a proven track record of success, but he also brings unique strategic insights and experience in PAH, which will be invaluable. We are confident that Dr. Quisel’s appointment enhances our ability to get seralutinib to patients.”
“I am honored to join Gossamer’s Board at this pivotal moment for the Company,” said Dr. Quisel. “Despite recent advances, PAH remains a progressive and fatal disease, and for this reason I am excited to rejoin the fight against PAH with Gossamer.”
Dr. Quisel is currently the President and CEO of Disc Medicine, a position he has held since January 2020 and during which time, the company established a multi-product portfolio of hematology programs and became a publicly-traded company.
Previously, Dr. Quisel was the Executive Vice President and Chief Business Officer at Acceleron Pharma, where he spent more than thirteen years in various senior roles helping to build the company from a privately-held startup to a fully-integrated, publicly-traded company. Dr. Quisel led the initiative to re-acquire rights for sotatercept for pulmonary hypertension from Bristol-Myers Squibb, which eventually led to the acquisition of Acceleron by Merck & Co. for over $11 billion in 2021. During his tenure, Dr. Quisel also served in various roles, including Senior Vice President of Corporate Development and General Counsel. Prior to Acceleron, he was an attorney at the firms Ropes & Gray and Foley Hoag.
Dr. Quisel received an A.B. in biological sciences from Harvard College, an M.Sc. in biology from Stanford University, a Ph.D. in biology from the Massachusetts Institute of Technology, and a J.D. from Harvard Law School.

About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension. Its goal is to be an industry leader in, and to enhance the lives of patients suffering from, pulmonary hypertension.
For Investors and Media:
Bryan Giraudo, Chief Operating Officer and Chief Financial Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com